STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 9, 2011, is by and among Infusion Brands International, Inc., a Nevada corporation (“INBI”), Home Shopping Express S.A., an entity organized under the laws of Spain (the “Company”), and the shareholders of the Company (each a “Shareholder” and collectively the “Shareholders”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

The Company has 10,000 shares of common stock (the “Company Shares”) outstanding, all of which are held by Mr Joseph Sciamma has agreed to transfer  50% of the Company Shares (the “Initial Shares”) in consideration for Fifty Thousand (50,000) Euros, (the “Initial Purchase Price”).

For a period of twelve (12) months from the date hereof, INBI shall have the option to purchase the remaining 50% of the Company Shares based on the terms and requirements outlined herein (the “Secondary Shares”).

The Board of Directors of each of INBI and the Company has determined that it is desirable to effect this stock purchase.

AGREEMENT

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

Purchase of Shares

SECTION 1.01.                     Sale by the Shareholders.  At the Closing (as defined in Section 1.02), Mr Joseph Sciamma shall sell, transfer, convey, assign and deliver to INBI all of the Initial Shares free and clear of all Liens in exchange for the Initial Purchase Price.

SECTION 1.02.                     Closing.  The closing (the “Closing”) of the Initial Shares (the “Transactions”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP in New York, New York, or such other location as determined by the Parties, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

SECTION 1.03                   Option.       For a period of twelve (12) months from the date of the Closing Date, INBI will have the option (the “Option”) to purchase the Secondary Shares from the Shareholders based on the scenarios and purchase prices set forth below which such purchase price shall be distributed to the Shareholders on a pro rata basis, all of which assume a Company net profit  of at least 15%:

•	If the Company’s revenue is greater than Four Million Euros (4,000,000 EU), the aggregate purchase price of the Secondary Shares shall be Fifty Thousand Euros (50,000 EU);
•
If the Company’s revenue is greater than Three Million Five Hundred Thousand Euros (3,500,000 EU) but less than Four Million Euros (4,000,000 (EU), the aggregate purchase price of the Secondary Shares shall be Twenty Five Thousand Euros (25,000 EU) ;

•	If the Company’s revenue is less than Three Million Five Hundred Thousand Euros (3,500,000 EU), the aggregate purchase price of the Secondary Shares shall be Fifteen Thousand Euros (15, 000 EU).

SECTION 1.04                     Intentionally Omitted.

SECTION 1.05                     Right of First Refusal.  At any time after the Closing of the purchase of the Initial Shares and continuing for a period of twelve months, INBI shall have a right of first refusal for any proposed transfer, sale or assignment of the Secondary Shares by the Shareholders to a third party.  In the event of such proposed sale, the undersigned will provide INBI with at least sixty (60) business days’ advance written notice of the terms of the proposed sale, including minimum acceptable price and payment, and INBI shall have the right, within thirty (30) business days’ of receipt of such notice to elect to purchase such Secondary Shares on the same proposed terms and conditions, provided however, if the purchase price of the Secondary Shares based on the schedule and calculation in Section 1.03 herein is less than the price offered by the proposed purchaser (the “Lower Purchase Price”), then INBI will have the right to purchase the Secondary Shares at the Lower Purchase Price pursuant to the terms of Section 1.03 and Section 1.05.

SECTION 1.06                     Board of Directors.  Commencing on the Closing Date, INBI will at all times maintain representation of a majority of the Board of Directors, or its equivalent, of the Company.

SECTION 1.07                     Voting Rights.  The Parties hereby acknowledge that INBI shall bear no restriction to its voting power of the Company Shares and that the Shareholders, shall possess no approval or veto rights.  Additionally, the Shareholders shall not have substantive participation rights, such that they shall not have the right to participate in determining certain financial and operating decisions of the Company that are made in the ordinary course of business and are significant factors in directing and carrying out the activities and the business of the Company, including but not limited to (a) selecting, terminating and setting the compensation of management responsible for implementing the Company’s policies and procedures and (b) establishing operating and capital decisions of the Company, including budgets, in the ordinary course of business

SECTION 1.08.                     Intentionally Omitted.

SECTION 1.09                     Profit Assignment.  Commencing on the Closing Date, the Company and the Shareholders shall assign 100% of all revenue and profits generated by the Company to INBI.

SECTION 1.10                     Intellectual Property.  Prior to the Closing Date and, as a condition to Closing, the Company and the Shareholders shall cause all intellectual property and intangible assets related to any products sold by the Company, including, but not limited to, marketing and distribution agreements and trademark(s) of the Dual Saw/Omni DualSaw, to be transferred and/or registered in the name of the Company.

SECTION 1.11                     Assumption of Property by Shareholders.  Upon INBI’s exercise of its Option to purchase the Secondary Shares, pursuant to Section 1.03 herein, the Shareholders will assume complete ownership of the production studio owned by the Company in Valencia, Spain, and assume all liabilities related thereto, including the mortgage with La Caixa Bank.

ARTICLE II

Representations and Warranties of the Shareholders

Each Shareholder hereby jointly and severally represents and warrants to INBI, as follows:

SECTION 2.01.                     Good Title.  The Shareholder is the record and beneficial owner, and has good and marketable title to its Company Shares, with the right and authority to sell and deliver such Company Shares to INBI as provided herein.  Upon registering of INBI as the new owner of such Company Shares in the share register of the Company, INBI will receive good title to such Company Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02.                     Power and Authority.  All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

SECTION 2.03.                     No Conflicts.  The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of his obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Shareholder; and (iii) will not violate or breach any contractual obligation to which such Shareholder is a party.

SECTION 2.04.                     No Finder’s Fee.  The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or INBI will be responsible for.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to INBI that, except as set forth in the Company Disclosure Schedule, regardless of whether or not the Company Disclosure Schedule is referenced below with respect to any particular representation or warranty:

SECTION 3.01.                     Organization, Standing and Power.  The Company is duly incorporated or organized, validly existing and in good standing under the laws of Spain and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”).  The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to INBI true and complete copies of the articles of incorporation and bylaws of the Company, each as amended to the date of this Agreement (as so amended, the “Company Charter Documents”).

SECTION 3.02.                     Capital Structure.  The authorized share capital of the Company consists of 10,000 of which 10,000 are issued and outstanding.  No shares or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of incorporation, the Company Charter Documents or any Contract (as defined in Section 3.04) to which the Company is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”).  Except as set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or capital stock or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares or capital stock of the Company.

SECTION 3.03.                   Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the Company is subject.

SECTION 3.04.                     No Conflicts; Consents.

(a)                The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under any provision of (i) the Company Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)               No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.05.                     Taxes.

(a)                The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b)               If applicable, the Company has established an adequate reserve reflected on its financial statements for all Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.06.               Benefit Plans.  The Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, “Company Benefit Plans”).  As of the date of this Agreement there are no severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company, nor does the Company have any general severance plan or policy.

SECTION 3.07.                Litigation.  There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 3.08.                Compliance with Applicable Laws.  The Company is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  This Section 3.08 does not relate to matters with respect to Taxes, which are the subject of Section 3.05.

SECTION 3.09.                     Brokers; Schedule of Fees and Expenses.  Except for those brokers as to which the Company and INBI shall be solely responsible, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.10.                     Contracts.  Except as previously provided to INBI, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole.  The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.11.                     Title to Properties.  Except as previously disclosed or provided to INBI, the Company does not own any real property.  The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted.

SECTION 3.12.                     Reserved.

SECTION 3.13.                     Insurance.  The Company does not hold any insurance policy.

SECTION 3.14.                     Transactions With Affiliates and Employees.  Except as previously disclosed to INBI, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.15.                    No Additional Agreements.  The Company does not have any agreement or understanding with the Shareholder with respect to the Transactions  other than as specified in this Agreement.

SECTION 3.16.                    Investment Company.  The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.17.                     Disclosure.  The Company confirms that neither it nor any person acting on its behalf has provided the Shareholders or their respective agents or counsel with any information that the Company believes constitutes material, non-public information, except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by INBI under a current report on Form 8-K filed no later than four (4) business days after the Closing.  The Company understands and confirms that INBI will rely on the foregoing representations and covenants in effecting transactions in securities of INBI.  All disclosure provided to INBI regarding the Company, its business and the Transactions, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.18.                     Absence of Certain Changes or Events.  The Company, from the date of inception until the date of this Agreement, has conducted its business only in the ordinary course, and during such period there has not been:

(a)                any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b)               any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c)                any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)               any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e)                any material change to a material Contract by which the Company or any of its assets is bound or subject;

(f)                any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and does not materially impair the Company’s ownership or use of such property or assets;

(g)               any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)                any alteration of the Company’s method of accounting or the identity of its auditors;

(i)                 any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any Company Shares;

(j)                 any issuance of equity securities to any officer, director or affiliate; or

(k)                any arrangement or commitment by the Company to do any of the things described in this Section.

SECTION 3.19.                     Foreign Corrupt Practices.  Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

Representations and Warranties of INBI

INBI represents and warrants as follows to the Shareholders and the Company, that, except as set forth in the reports, schedules, forms, statements and other documents filed by INBI with the SEC and publicly available prior to the date of the Agreement (the “INBI SEC Documents”), or in the Disclosure Schedule delivered by INBI to the Company and the Shareholders (the “INBI Disclosure Schedule”):

SECTION 4.01.                     Organization, Standing and Power.  INBI is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on INBI, a material adverse effect on the ability of INBI to perform its obligations under this Agreement or on the ability of INBI to consummate the Transactions (a “INBI Material Adverse Effect”).  INBI is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a INBI Material Adverse Effect.  INBI has delivered to the Company true and complete copies of the articles of incorporation of INBI, as amended to the date of this Agreement (as so amended, the “INBI Charter”), and the Bylaws of INBI, as amended to the date of this Agreement (as so amended, the “INBI Bylaws”).

SECTION 4.02.                     Subsidiaries; Equity Interests.  Except for Infusion Brands, Inc., INBI does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 4.03.                     Capital Structure.  The authorized capital stock of INBI is described in INBI’s filing with the Securities and Exchange Commission (“INBI SEC Documents”).  All outstanding shares of the capital stock of INBI are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, INBI Charter, INBI Bylaws or any Contract to which INBI is a party or otherwise bound.  As of the date of this Agreement, there are no outstanding contractual obligations of INBI to repurchase, redeem or otherwise acquire any shares of capital stock of INBI.

SECTION 4.04.                    Authority; Execution and Delivery; Enforceability.  The execution and delivery by INBI of this Agreement and the consummation by INBI of the Transactions have been duly authorized and approved by the Board of Directors of INBI and any other corporate proceedings on the part of INBI are necessary to authorize this Agreement and the Transactions have been obtained by INBI. This Agreement constitutes a legal, valid and binding obligation of INBI, enforceable against INBI in accordance with the terms hereof.

SECTION 4.05.                     No Conflicts; Consents.

(a)                The execution and delivery by INBI of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of INBI under, any provision of (i) INBI Charter or INBI Bylaws, (ii) any material Contract to which INBI is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to INBI or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a INBI Material Adverse Effect.

(b)               No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to INBI in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of reports under Sections 13 and 16 of the Exchange Act, and (B) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions.

SECTION 4.06.                     Information Supplied.  None of the information supplied or to be supplied by INBI for inclusion or incorporation by reference in any SEC filing or report contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.07.                     Title to Properties.  INBI has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which INBI has leasehold interests, are free and clear of all Liens and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of INBI to conduct business as currently conducted.  INBI has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  INBI enjoys peaceful and undisturbed possession under all such material leases.

SECTION 4.08.                     Intellectual Property.  INBI owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of INBI taken as a whole.  No claims are pending or, to the knowledge of INBI, threatened that INBI is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of INBI, no person is infringing the rights of INBI with respect to any Intellectual Property Right.

SECTION 4.09.                    Labor Matters.  There are no collective bargaining or other labor union agreements to which INBI is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of INBI, is imminent with respect to any of the employees of INBI.

SECTION 4.10.                     Investment Company.  INBI is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.11.                     Disclosure.  INBI confirms that neither it nor any person acting on its behalf has provided any Shareholder or its respective agents or counsel with any information that INBI believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by INBI under a current report on Form 8-K filed after the Closing.  All disclosure provided to the Shareholders regarding INBI, its business and the transactions contemplated hereby, furnished by or on behalf of INBI (including INBI’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.12.                     Foreign Corrupt Practices.  Neither INBI, nor to INBI’s knowledge, any director, officer, agent, employee or other person acting on behalf of INBI has, in the course of its actions for, or on behalf of, INBI (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE V

Deliveries

SECTION 5.01.                     Deliveries of the Shareholders.

(a)               Concurrently herewith the Shareholders are delivering to INBI this Agreement executed by the Shareholders.

(b)               At or prior to the Closing, the Shareholders shall deliver to INBI:

(i) certificates representing its Initial Shares; and

(ii)            this Agreement which shall constitute a duly executed share transfer power for transfer by the Shareholders of their Company Shares to INBI (which Agreement shall constitute a limited power of attorney in INBI or any officer thereof to effectuate any Share transfers as may be required under applicable law, including, without limitation, recording such transfer in the share registry maintained by the Company for such purpose).

SECTION 5.02.                     Deliveries of INBI.

(a)               Concurrently herewith, INBI is delivering to the Shareholders and to the Company, a copy of this Agreement executed by INBI.

(b)               Promptly following the Closing, INBI shall deliver to the Shareholders and aggregate of 50,000 Euros, to be distributed to the Shareholders on a pro rata basis.

SECTION 5.03.                     Deliveries of the Company.

(a)                Concurrently herewith, the Company is delivering to INBI this Agreement executed by the Company.

(b)               At or prior to the Closing, the Company shall deliver to INBI a certificate from the Company, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Company’s Charter Documents and resolutions of the Board of Directors of the Company approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect.

ARTICLE VI

Conditions to Closing

SECTION 6.01.                     Shareholders and Company Conditions Precedent.  The obligations of the Shareholders and the Company to enter into and complete the Closing is subject, at the option of the Shareholders and the Company, to the fulfillment on or prior to the Closing Date of the following conditions.

(a)               Representations and Covenants. The representations and warranties of INBI contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  INBI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by INBI on or prior to the Closing Date.  INBI shall have delivered to the Shareholder and the Company, a certificate, dated the Closing Date, to the foregoing effect.

(b)               Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of INBI or the Company.

(c)                Deliveries.  The deliveries specified in Section 5.02 shall have been made by INBI.

(d)               Satisfactory Completion of Due Diligence.  The Company and the Shareholders shall have completed their legal, accounting and business due diligence of INBI and the results thereof shall be satisfactory to the Company and the Shareholders in their sole and absolute discretion.

SECTION 6.02.                     INBI Conditions Precedent.  The obligations of INBI to enter into and complete the Closing are subject, at the option of INBI, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by INBI in writing.

(a)                Representations and Covenants.  The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and the Company on or prior to the Closing Date.  The Company shall have delivered to INBI, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b)               Deliveries.  The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholders and the Company, respectively.

(c)               Satisfactory Completion of Due Diligence.  INBI shall have completed its legal, accounting and business due diligence of the Company and the results thereof shall be satisfactory to INBI in its sole and absolute discretion.

(d)               Transfer of Intellectual Property.  The Company and the Shareholders shall cause all intellectual property and intangible assets related to any products sold by the Company, including, but not limited to, marketing and distribution agreements and trademark(s) of the Dual Saw/Omni DualSaw, to be transferred and/or registered in the name of the Company.

ARTICLE VII

Covenants

SECTION 7.01.                    Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 7.02.                     Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 7.03.                     Exclusivity.  Each of INBI and the Company shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each of INBI and the Company shall notify each other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 7.04.                     Access.  Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

SECTION 7.05.                     Preservation of Business.  From the date of this Agreement until the Closing Date, the Company and INBI shall operate only in the ordinary and usual course of business consistent with their respective past practices, and shall use reasonable commercial efforts to (a) preserve intact their respective business organizations, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses, and (c) not permit any action or omission that would cause any of their respective  representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

SECTION 7.06                     Non-Competition.  The Company and the Shareholders shall not directly or indirectly, either individually or for any other person, partnership, corporation, or company, beginning on the date of this Agreement and ending on the five (5) year anniversary of the termination of this Agreement (the “Non-Compete Period”):

(a)               enter the employ of, or render any services to, any person, firm, corporation or other entity engaged in business similar to the businesses of the Company or INBI  or otherwise providing the same or similar services or products as provided by the Company or INBI or,

(b)               permit the Company’s name to be used by, participate in, or render services to any entity engaged in any business similar to the businesses of the Company or INBI or otherwise providing the same or similar services or products as provided by the Company or INBI, as such businesses exist or are in process on the date of the expiration or earlier termination of this Agreement.

For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, company, partner, sole proprietor, agent, representative, independent contractor, employee, creditor, owner or otherwise; provided that the term “participate” shall not include ownership of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

The Company and the Shareholders each acknowledge and agree that the covenant contained in this paragraph is reasonable with respect to its duration, geographical area and scope.

During the Non-Compete Period, the Company and the Shareholders shall not directly or indirectly through another entity:

(a)                induce or attempt to induce any employee of the Company or INBI to leave the employ of the Company, or in any way interfere with the relationship between the Company and an employee thereof;

(b)               hire any person who was an employee of the Company or INBI at any time; or

induce and/or solicit or attempt to induce and/or solicit any customer, subscriber, partner, affiliate, joint venturer, supplier, licensee, licensor or other business relation of the Company or INBI to cease doing business with the Company or INBI, as the case may be, do business with any entity engaged in any business similar to the businesses of the Company or INBI, as such businesses exist or are in process on the date of the expiration or earlier termination of this Agreement, or in any way interfere with the relationship between any such Customer, subscriber, partner, affiliate, joint venturer, supplier, licensee, licensor or business relation and the Company or INBI (including, without limitation, making any negative oral or written communications about the Company or INBI).

SECTION 7.07    Non Circumvention.  For a period of five (5)  years after the date of this Agreement, neither the Company nor the Shareholders shall, directly or indirectly, without the prior written approval of INBI, enter into any type of agreement or transaction with any of the Company’s or INBI’s customers or vendors or operate, control, invest or acquire an equity interest in any entity which has entered or is seeking to enter into any type of agreement or transaction with any of the of INBI’s or the Company’s contacts or vendors, for or on his own behalf or on behalf of any corporation, individual, partnership, other entity or other person.

SECTION 7.08   Non-Disclosure.  Each of the Company and the Shareholders acknowledges that the oral and written communications made to him/her by either INBI or the Company concerning the business and affairs of the Company or INBI, as the case may be (hereafter, collectively “Confidential Information”) are the property of INBI.  The Company and the Shareholders each agree that it/he/she will not directly or indirectly,  disclose to any unauthorized person for its own purposes any Confidential Information without the prior written consent of INBI, unless and to the extent that the aforementioned matters become generally known to and available for us by the public other than as a result of the the Company’s or the Shareholder’s (as the case may be) acts or omissions or as may be required in response to any summons or subpoena or in connection with any litigation (it being understood that, to the extent practicable, Company and/or the Shareholder shall provide INBI prompt notice of any such event and cooperate in good faith to enable the company to participate to protect its interests in such Confidential Information).

ARTICLE VIII

Miscellaneous

SECTION 8.01.                     Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to INBI, to:
Infusion Brands International, Inc.
14375 Myerlake Circle
Clearwater, FL 33760
Telephone: 727.230.1031
Facsimile: 727.230.1032

with a copy to:

Sichenzia Ross Friedman Ference, LLP
61 Broadway, Suite 32
New York, New York 10006
Attention:  Darrin M. Ocasio, Esq.
Facsimile (212) 930-9725

If to the Company, to:
Home Shopping Express S.A
C/ Guadiana 52, 1ºB
07817 Sant Jordi de ses Salines
SPAIN

If to the Shareholders at the addresses set forth in Exhibit A hereto.

Home Shopping Express S.A
C/ Guadiana 52, 1ºB
07817 Sant Jordi de ses Salines
SPAIN

SECTION 8.02.                     Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, INBI and the Shareholders.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 8.03.                     Intentionally Omitted.

SECTION 8.04.                     Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, INBI and the Company will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 8.05.                     Limitation of Liability.  Notwithstanding anything herein to the contrary, each of INBI and the Company acknowledge and agree that the liability of the  Shareholders arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholders, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholders or any investor, shareholder or holder of shares of beneficial interest of the Shareholders shall be personally liable for any liabilities of the Shareholders.

SECTION 8.06.                     Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 8.07.                     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.08.                     Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 8.09.                     Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule and INBI Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 8.10.                     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to principles of conflicts of laws.  Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in New York, New York, and the parties hereby waive any and all rights to trial by jury.

SECTION 8.11.                     Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

INBI:
INFUSION BRANDS INTERNATIONAL, INC.

By:
Name: Robert DeCecco
Title: Chief Executive Officer

The Company:
HOME SHOPPING EXPRESS S.A.

By:
Name: Frederic Sciamma Title: Chief Executive Officer

The Shareholder:

By:
Name:
Number of Shares: